Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-183101, 333-167329, 333-112935, 333-56216 and 333-35992) of SIGA Technologies, Inc. of our report dated March 3, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 4, 2016